Exhibit 99

OraSure Technologies, Inc.

2009 Second Quarter

Analyst/Investor Conference Call

August 5, 2009

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks. The following remarks include a discussion of certain non-GAAP financial measures. Non-GAAP reporting is provided to help you better understand the Company’s business and certain items which impacted the Company’s results. However, non-GAAP financial results are not meant to be considered as a stand-alone measurement of performance, or as a substitute for, or as superior to, GAAP results. You should be aware that non-GAAP measures have inherent limitations and should be used only in conjunction with OraSure’s consolidated financial statements prepared in accordance with GAAP. The Company issued a press release on August 5, 2009 which includes a table detailing the non-GAAP measures together with the corresponding GAAP results and a reconciliation to GAAP. You are encouraged to review these items.

Introduction – Doug Michels

Thanks Judy,

Good afternoon everyone and welcome to our second quarter 2009 earnings conference call.

Ron will begin with an overview of our financial performance for the quarter and then provide financial guidance for Q3. After Ron’s review, I will describe the progress we are making on the Company’s major clinical development programs and provide some more general business updates. We will conclude by opening the floor for your questions.

However, before Ron begins, I would like to provide some context for the call and our performance during the first half of this year.

As you know, we had a good first quarter. We exceeded our guidance on both the top and bottom lines, primarily because of the performance of our infectious disease business. A major factor contributing to this success was the extremely smooth and successful transition from our distribution arrangement with Abbott to a direct sales model in the U.S. hospital marketplace.

During the second quarter we encountered some challenges. As previously announced, based on feedback received from the FDA, it became clear that our two principal clinical programs will require some more work and consequently the timing expected for FDA approval is delayed. In addition, we experienced difficulties manufacturing our OraQuick® HIV test. This latter circumstance caused a reduction in inventory levels, negatively impacted our financial results and prevented us from meeting our guidance for the second quarter. As indicated in our press release today, the manufacturing issue has now been resolved and we have resumed full-scale production of this product.

While we are disappointed with the pace of our clinical programs and with the manufacturing challenges, we remain optimistic about the future of OraSure Technologies and I believe our investors should feel the same, for several reasons:

•

Despite the reduction in OraQuick® inventory levels and the need to allocate product, demand for our OraQuick® test, in the domestic hospital and public health markets and internationally, remains very strong. This is evidenced by the large backlog of orders with which we closed the second quarter and that we are now filling. Were it not for the manufacturing challenge second quarter revenues would have exceeded our guidance.

•	Despite the need to allocate overall OraQuick® product among our customer base, we were successful in retaining nearly every order and our relationships with our customers remain strong.

•

The manufacturing issue was detected through routine in-process quality control testing. This is significant in that it shows that our quality procedures are robust and effective. We are able to detect quality issues in a timely manner early in the manufacturing cycle and prevented this problem from affecting product in the field. There is no evidence to suggest that any OraQuick® tests previously sold to customers were affected by the manufacturing issue.

•

Sales to the U.S. hospital market remain strong, thereby further confirming the successful implementation of our direct sales model. We believe the prospects for this important market segment are very bright.

•

Finally, while the clinical programs for both OraQuick® HCV and an HIV OTC test will require additional time and resources, we are gaining clarity as to what specifically will be required in order to obtain final approvals. As I will discuss later in the call, we remain focused on completing these clinical programs as quickly as possible in order to capitalize on the substantial market opportunities for these products.

Thus, while we have experienced some recent challenges and the economic climate has not yet improved, we remain very optimistic about our future.

Now, let me ask Ron to provide his financial review.

Second Quarter 2009 Financial Results – Ron Spair

Thanks Doug and good afternoon everyone.

Revenues – Ron Spair

Second quarter 2009 revenues were $17.3 million, representing a 9% decrease from the $18.9 million reported in 2008. Increased sales of our OTC cryosurgical products were more then offset by decreased sales of our OraQuick ADVANCE® Rapid HIV-1/2 Antibody Test, our professional cryosurgical product and our substance abuse testing products. We also experienced a decrease in licensing and product development revenue.

As a result of inventory shortages of our OraQuick ADVANCE® test, we closed the second quarter with an order backlog of $2.2 million. Had we been able to fill these orders, our revenue for Q2 would have approximated $19.5 million, exceeding both our guidance and last year’s second quarter revenues.

The overall 6% decrease in our infectious disease revenues in the second quarter of 2009 was a result of a decline in sales of our OraQuick ADVANCE® Test in the public health and international markets. This decrease is directly related to inventory shortages we experienced in the current quarter as a result of the manufacturing challenge related to our OraQuick ADVANCE® test. Sales to public health decreased 16% from the second quarter of 2008. At the end of the quarter, we had a $1.8 million backlog of orders for our OraQuick ADVANCE® test from our public health customers. Had this manufacturing issue not occurred, our second quarter revenues in the public health market would have resulted in an increase of 10% over the second quarter of 2008. International OraQuick® revenues declined 29% as a result of lower sales into Africa, primarily due to the timing of certain testing initiatives and the related OraQuick® product orders. We expect sales in Africa to improve from current levels during the remaining six months of 2009.

Lastly, sales into the hospital market increased 47% during the second quarter. As you recall, we switched to a direct sales model for U.S. hospitals on January 1, 2009. This increase in revenues in the U.S. hospital market is due to the higher average selling price realized under the direct model. However, sales to our hospital customers were also impacted by the OraQuick manufacturing issue, and as of June 30, 2009, we had a $400,000 backlog of orders for our OraQuick ADVANCE® test. Had this manufacturing issue not occurred, our second quarter revenues would have increased 71% in the hospital channel.

Second quarter 2009 cryosurgical revenues increased 7% compared to the second quarter of 2008 with revenue increases realized in both the domestic and international over-the-counter (“OTC”) markets.

International OTC sales were up 27% over the prior period. Increased sales to our Latin American OTC distributor, Genomma, were partially offset by a decrease in European OTC sales to our distributor, SSL. Genomma has successfully worked through their excess inventory levels from 2008 and purchased $596,000 of product from us during the second quarter of 2009. In addition, Genomma recently registered our OTC cryosurgical wart removal product in Brazil, which will result in continuing sales to Genomma during the remaining half of the year.

Sales to SSL continue to track below 2008 levels, with sales of $739,000 in the second quarter 2009 compared to $1.1 million in the second quarter of 2008. This reduction was the result of lower unit selling prices and a volume decrease in SSL outsales due to increased competition from lower-priced products.

During the first quarter of 2009, we launched our own nationally branded cryosurgical wart removal product in the U.S. OTC market. During the second quarter of 2009, we recorded $122,000 in revenues from Freeze n’ Clear Skin ClinicTM.

On the professional side, our combined cryosurgical sales decreased by 14% compared to the second quarter of 2008. Sales of our Histofreezer® product to U.S physician offices decreased 20% in the second quarter of 2009 largely due to differences in distributor ordering patterns and the impact of international product diversion issues. The diversion issues we aggressively addressed during 2008 have not been completely worked out of the channel. We believe they negatively impacted sales in the domestic physicians’ office market during the second quarter of 2009 and may continue to do so until the supply of diverted product is exhausted. Sales in the international market remained relatively flat in the second quarter 2009 compared to the second quarter of 2008. We believe we have identified all sources of the diversion and have cut off sales of Histofreezer® to all involved parties in an effort to finally remedy the situation.

Moving to substance abuse testing, revenues decreased 21% in the second quarter of 2009 compared to the second quarter of 2008. Sales of our Intercept® drug testing system continue to be directly impacted by the current challenging economic and employment environment.

Our insurance risk assessment sales decreased 11% from $1.7 million in 2008 to $1.5 million in 2009, while licensing revenues decreased from $804,000 to $525,000.

Gross Margin – Ron Spair

Turning to Gross Margin, our overall margin for Q2 of 2009 was 57%, compared to 59% for Q2 of 2008. Gross margins were favorably impacted in the current quarter by our switch in January 2009 to a direct sales model in the U.S. hospital market. This favorable impact, however, was more than offset by the impact of a less favorable revenue mix and increased product support costs during the current quarter, as we worked to resolve the manufacturing challenges related to our OraQuick ADVANCE® Rapid HIV-1/2 Antibody Test.

Operating Expenses – Ron Spair

Our total operating expenses for the second quarter were up $234,000 or 2%.

Second quarter 2009 operating expenses included a $3.0 million impairment charge related to payments, previously made under a license agreement for HCV patents, which we initially capitalized as an intangible asset. Our intention in capitalizing these payments was to utilize the license in certain developing countries through the sale of an existing rapid HCV test supplied by a third party manufacturer. We have been unable to penetrate this international marketplace with this third party’s rapid HCV test. Furthermore, given the impact of the current global recession and the deteriorating status of certain third-world economies, we do not believe that we will be successfully selling a third-party’s rapid HCV test in the foreseeable future. As such, we recorded a non-cash impairment charge, equal to the intangible’s remaining unamortized book value as of June 30, 2009.

Research and Development expenses for Q2 were down 60% or approximately $3.7 million from the second quarter of 2008, primarily due to a decrease in clinical trial spending associated with our OraQuick® HCV and OraQuick® HIV OTC programs and a decrease in staffing costs. We do expect that our clinical spend will increase during the remaining months of 2009, as we begin to conduct additional clinical testing in order to obtain approved claims for use of our OraQuick® HCV test with venous whole blood, oral fluid, and fingerstick whole blood specimen types.

Sales and Marketing expenses increased 7% or approximately $327,000. This overall increase was the result of an expected increase in staffing and related charges as a result of the recruitment of our direct sales force for the U.S. hospital market; recruiting, compensation, and relocation costs associated with new senior-level marketing personnel; and increased market research and consulting costs related to our domestic and international OTC cryosurgical products. During the third quarter of 2009, sales and marketing expenses are expected to increase as a result of costs related to certain customer retention incentives offered in response to the OraQuick® manufacturing issues and expenses associated with hiring additional marketing personnel.

General and Administrative expenses increased approximately 14% or by $545,000, primarily due to increased legal fees associated with the continuing patent infringement lawsuit filed by Inverness Medical and Church & Dwight.

Net Income (Loss) – Ron Spair

From a bottom line perspective, we reported a pre-tax loss of $5.2 million, or $0.11 per share. Excluding the $3.0 million impairment charge, our adjusted non-GAAP pre-tax loss of $2.1 million or $0.05 per share would have exceeded our guidance and is an improvement from our pre-tax loss for the second quarter of 2008 of $3.1 million.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, our cash balance remained strong with cash and short-term investments of $79.2 million at the end of the second quarter. Our working capital of $89.3 million at June 30, 2009 is comparable to the working capital balance at December 31, 2008 of $90.9 million, and our current ratio improved from 6.95 at December 31, 2008 to 9.23 at June 30, 2009.

During the second quarter of 2009, we generated positive cash flow from operations of $1.1 million, an improvement from cash used in operations during the first quarter of 2009 of $2.7 million. This resulted in a year-to-date net use of cash from operations of $1.6 million compared to $1.9 million used during the first six months of 2008. The decrease in cash used in operating activities is largely due to a decrease in inventory of $2.3 million directly related to the utilization of a significant amount of cryosurgical raw material inventory, along with our OraQuick® manufacturing challenges experienced during the second quarter of 2009. Accounts receivable collections also improved as we collected a large outstanding balance due from one of our international customers. Day sales outstanding improved from 62 days at June 30, 2008 to 58 days at June 30, 2009.

Third Quarter 2009 Financial Guidance – Ron Spair

Turning to guidance for the third quarter of 2009, we are projecting revenues of approximately $19.0 to $19.5 million and a loss per share of approximately $0.05 to $0.06.

And with that, I will turn things back over to Doug.

OraQuick® Manufacturing Challenges – Doug Michels

Thanks, Ron. Before I discuss our clinical programs, I want to address the update on the manufacturing issue we faced during the second quarter, which is outlined in our earnings release today.

As previously announced, during the second quarter our OraQuick® inventory levels were reduced, and we were forced to allocate product to our customer base as a result of difficulties manufacturing a component for the OraQuick® HIV test that met our internal quality requirements. I am pleased to report that we have resolved this issue. A root cause has been identified, and we have implemented the necessary corrective actions to remedy the situation.

The primary problem has been traced to contamination from specific batches of latex gloves that interacted with a component in our test during the manufacturing process. This problem was extremely difficult to identify and isolate because the contamination was experienced only on an intermittent basis within certain batches of gloves. The problem was identified, contained and remedied as part of our routine in-process quality control testing – ensuring that any OraQuick® product released to the field met our quality standards. We are now back to producing our OraQuick® HIV test at full scale. We expect to fill the backlog of orders and return to normal inventory levels over the next couple of months.

Program Update – Doug Michels

Now, moving on to the program updates —

OraQuick® HCV – Doug Michels

Starting first with our premarket approval (“PMA”) application for an OraQuick® HCV test—- there have been a number of developments since our last earnings call.

As previously announced, the FDA recently made it clear that some additional clinical testing will be required to obtain approval for a venous whole blood claim and that we have to conduct an additional clinical study to obtain approval of claims for oral fluid and other sample types. The reason for this additional clinical work is the FDA’s concern that the data previously submitted with our PMA application could have been affected by bias because the same operators performed the test and interpreted the results on multiple samples types derived from the same patient. The FDA is concerned that once an operator saw positive or negative results for a particular sample, he or she would be biased in interpreting the results for any other sample type taken from the same patient.

In order to obtain approval as quickly as possible we understand we must provide the FDA with the data they require and we are now focused on doing just that. Protocols for the additional testing have been prepared and are now before the agency. Once the protocols are finalized, we will begin the additional clinical work.

From a timing perspective, we hope to complete the additional clinical testing required for a venous whole blood claim yet this year. The additional study for oral fluid and fingerstick whole blood should be started in the fourth quarter with a goal of completion as soon as possible in 2010. In the meantime, we will work to be sure there are no other issues that require resolution and that a full facility audit is satisfactorily completed. We want to be in a position to obtain final approval in short order once the final clinical data is submitted to the FDA.

Despite the delays in our clinical program, we remain very optimistic about this product and the opportunity it represents for the Company. Hepatitis C infection remains a significant public health problem, both in the U.S. and internationally. A recent report in The New England Journal of Medicine reported on the comparative effectiveness of the two available FDA-approved drug therapy regimens for HCV. Among other things, the report indicated that starting treatment before the disease has reached an advanced stage can double the treatment success rates. This further underscores the urgent need for better and more widespread routine testing, so that those infected with HCV can be identified sooner and given treatment when it will be most effective. We believe that our rapid HCV test, once approved by the FDA, will be able to help address this urgent public health need.

We have also continued to make progress in other aspects of this project. For example, our real time stability studies for this project are progressing nicely. In recent testing, the validation lots used to establish product dating met acceptance criteria after storage for 16 months at 30°C. These studies are ongoing and their results will be used to support a shelf life approval by the FDA. We have also submitted a request for a CE mark for our OraQuick® HCV test, which as you know is required to sell in the European Union.

HIV OTC – Doug Michels

Turning now to our efforts to obtain FDA approval for an OraQuick® rapid HIV OTC test, we also received additional feedback from the FDA since our last earnings call. After reviewing the results of our observed use study, in which an individual’s ability to take the test is assessed while a trained professional observes those activities, the FDA indicated that the agency would like to seek additional guidance from the FDA’s Blood Products Advisory Committee (“BPAC”) before providing guidance to us on the remaining clinical studies needed for approval.

At the beginning of July, we met with the FDA to begin planning for an upcoming BPAC meeting, which we expect will occur in November. That meeting with the FDA went very well. We are now continuing to work on the specific next steps for our clinical program so that we can gain alignment with the FDA before a definitive proposal is presented to BPAC. As we gain additional clarity on the specific requirements for approval, we will provide updates as appropriate.

Litigation Update – Doug Michels

Turning to litigation — there is really not much new to report regarding our patent infringement lawsuit with Inverness and Church & Dwight. As a result of some scheduling issues, the deadlines for discovery and the Markman proceedings have been extended. The Markman hearing, in which specific claim terms in the asserted patent will be interpreted, is now scheduled for early October. We continue to be very confident in our position in this matter and will provide updates as appropriate.

Organization Changes – Doug Michels

On the organizational front, we strengthened our marketing team with the appointment of Manuel Mendez as our new Vice President, Marketing. In this position, Manuel will have overall responsibility for marketing our products, developing and executing strategic marketing plans, identifying and evaluating new product opportunities and assisting in the development and execution of our overall strategic growth plans. Before joining OraSure, Manuel enjoyed a distinguished 18-year career in the medical and scientific fields. Most recently he served as the Head of Global Sales, Global Chemicals, BioSciences at Thermo Fisher Scientific. Before joining Thermo Fisher, Manuel spent 16 years with Abbott Diagnostics, during which he built a successful career in general management, marketing management, sales management and business development in locations ranging from Latin America to North America to Asia and Europe. We are very pleased that Manuel has joined OraSure and anticipate that he will make a strong contribution to our management team.

Business Update – Doug Michels

Finally, I would like to provide some perspective on various aspects of our business.

OraQuick® HIV

As Ron explained, despite the manufacturing challenges, we believe our infectious disease testing business and particularly demand for our OraQuick® HIV test is very solid. Had we not needed to allocate inventory due to the manufacturing issues, our second quarter direct sales to the U.S. public health market would have shown double digit growth over the same period of 2008.

We also continued to close new contracts in the public health market despite our manufacturing challenges. These included multi-year purchase agreements with several of our top public health customers. As discussed during our last call, there remains a high level of focus on HIV prevention and specifically on the expansion of HIV testing and we believe increased funding will be made available through various legislative efforts. As routine HIV testing gains wider acceptance and government funding priorities for HIV testing continue to materialize, we believe our OraQuick® business will continue to grow.

As a result of the OraQuick® product allocation during Q2, we were successful in not only retaining virtually all of our customers, but we also delivered a high level of customer service. Specifically, we offered a number of alternative solutions to assist customers in maintaining their HIV testing programs. One of the solutions was to provide our laboratory-based OraSure® HIV-1 oral fluid test as an alternative. Approximately 5% of our top public and hospital customers utilized this option to keep their current testing programs up and running. As a result of these efforts, we believe that none of our public health customers switched to a competing test product and that only a hand full of small hospital customers made a switch. We are very pleased with this result and believe it is a testament to the value our customers realize with the OraSure product, our strong customer relationships and the high level of customer service that we deliver day in and day out.

We also continue to expand the patent estate covering our OraQuick® product line. A new patent issued in June, which closely covers the oral fluid application of our OraQuick® technology platform currently on the market. We believe one more patent may issue at some point with respect to our current HIV product, and we expect to seek additional patents for the next generation OraQuick® tests currently under development.

OraQuick® Hospital Sales

In the hospital market, our second quarter performance further demonstrates the successful transition to a direct sales approach in this market. Hospital sales grew 47% for the second quarter compared to 2008 and would have been much higher had we not been forced to allocate product.

As discussed on our last call, we believe we have successfully transitioned the business for virtually all OraQuick® customers served by Abbott and our focus has now shifted to obtaining new accounts. This has gone well. During the second quarter, we closed approximately 135 new hospital accounts. We also began expanding and extending our agreements with large hospital group purchasing organizations, or GPO’s, and we believe we are close to securing an agreement with a major GPO not previously served by Abbott.

One of the biggest segments of the U.S. hospital market is operated by the Veterans Administration. Some time ago, the VA announced that it would be moving to implement the CDC’s Guidelines on Routine HIV Screening and that is now becoming a reality. In July, a regulatory change was announced by the VA eliminating the need for both written consent as well as mandated scripted pre- and post-test counseling for HIV testing. This change becomes effective August 17, 2009. As a result, VA clinical providers will be able to eliminate these cumbersome steps and can simply obtain oral consent in order to implement HIV testing for patients. This change brings the VA policy and practice in line with the CDC’s recommendations and will enable VA providers to better implement routine HIV screening so that patients can be diagnosed earlier and receive treatment in a more timely manner. We believe this change will help expand sales of our OraQuick® test in the U.S. hospital market.

Cryosurgical Systems Business

As Ron indicated, revenues from our cryosurgical business were up compared to the year ago quarter, primarily as a result of our international OTC business.

•	As we expected, our Latin American OTC distributor, Genomma, has worked through its excess inventory and began ordering product again in the quarter. We have also received orders from Genomma for the last two quarters of the year. In addition, we were pleased to learn that Genomma recently registered our product in Brazil, which should help this distributor support continued purchases.

•	In Europe, a reduced transfer price and growing competition has negatively affected our OTC sales to SSL. We expect these factors will continue to impact sales during the next two quarters.

•

Finally, the diversion of our professional Histofreezer product by foreign distributors into the U.S. market continues to reduce our domestic professional sales, despite our best efforts to end this practice.

Substance Abuse Testing

In the substance abuse area, the economic downturn and rising unemployment continue to negatively impact sales of our Intercept® product line, primarily in the workplace testing segment. Our criminal justice business is also down primarily due to funding cuts at the state and local level and some increased competition from other low cost labs. Our Intercept® business is not likely to improve until we see improved economic and employment conditions.

Looking forward, our collaboration with Roche Diagnostics on high throughput assays continues to go very well. Studies to support 510(k) clearance have been started and the regulatory effort for these assays remains on schedule. We are also nearing completion of final business terms for a worldwide commercialization agreement and expect to have that agreement signed in the near future.

Conclusion

So, despite some significant challenges in the second quarter we continue to make good progress in many areas of the business. Our infectious disease business remains strong and continues to grow. The transition to a direct sales model for hospitals has been very successful and we anticipate continued growth in this important segment. We are pleased with the strong performance of our quality system and diligent efforts to resolve the manufacturing issue. We expect our future revenues and gross margin to be positively impacted now that the manufacturing challenges are behind us. Although our clinical programs have been extended, we are gaining greater clarity on the specific requirements we need to meet to obtain these important approvals. And finally, we are continuing to strengthen our senior management team, which is clearly important for our future. With the first half of 2009 now over, we remain optimistic and committed to delivering a very successful rest of the year.

And with that, I will now open the floor to questions.

[Q&A session]

Conclusion – Doug Michels

I want to thank you all for participating in today’s call and for your continued interest in OraSure Technologies.

Have a good afternoon and evening, everyone.

Important Information

This document contains certain forward-looking statements, including with respect to revenues, net income, earnings/loss per share and products. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and credit crisis; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance and extended shelf life; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability and ability to utilize net operating loss carryforwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including changes in international funding sources; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to patent infringement, product liability, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this document and OraSure Technologies undertakes no duty to update these statements.